Exhibit 99.1

FOR IMMEDIATE RELEASE
Friday, October 31, 2008
7:00 A.M. CDT
A. H. BELO CORPORATION ANNOUNCES
THIRD QUARTER 2008 FINANCIAL RESULTS
     DALLAS - A. H. Belo Corporation (NYSE: AHC) reported third quarter revenues of $153.8 million and a net loss of $17.3 million or $0.84 per share for the third quarter. The results include charges totaling $11.1 million related to a voluntary severance program and $4.5 million related to the impairment of a printing press. The aggregate newspaper EBITDA margin before these special items was 8.1 percent in the third quarter. EBITDA margins were highest at The Providence Journal, followed by The Dallas Morning News.
     A. H. Belo drew $10 million from its revolving credit facility in September to fund the voluntary severance program costs and negotiated an amendment to its credit facility in October that will enable the Company to have greater financial flexibility.
     Robert W. Decherd, chairman, president and Chief Executive Officer, said, “These are challenging times for A. H. Belo, the industry and the country. In light of a weak ad environment and ad trends that may not stabilize in the short term, we remain steadfast in delivering highly-valued audiences and marketing solutions to advertisers while maximizing our existing infrastructure and reducing expenses Company-wide.”
     AHC continues its transformation in streamlining operations and targeting sustainable incremental revenue streams. Some of the Company’s initiatives in the third quarter included:
•	On August 27, The Dallas Morning News launched Briefing, a free, home-delivered condensed print news product that leverages existing resources. Briefing targets families who are non-subscribers but are interested in local news and information. Advertisers and consumers have responded positively to Briefing, resulting in approximately $0.5 million in
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A. H. Belo Third Quarter Financial Results
October 31, 2008
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incremental third quarter revenue and lower than expected opt-out rates

•	Circulation was tripled for Al Día, a free Spanish-language newspaper published by The Dallas Morning News, to increase effectiveness for pre-print advertisers

•	The Dallas Morning News and the Fort Worth Star-Telegram entered into a joint distribution agreement to maximize operating efficiencies and improve delivery time in certain parts of each newspaper’s distribution area

•	The Press-Enterprise re-evaluated its circulation footprint and eliminated its distribution to Palm Springs, which will improve EBITDA performance by approximately $600,000 for 2009

•	The Dallas Morning News reduced the number of zoned editions it publishes from five to three, thereby reducing press runs and simplifying daily composition requirements
     AHC completed a voluntary severance offer (VSO) in September, which will result in annualized savings of approximately $24 million. As of September 30, 2008, after the majority of employees who accepted the VSO had left the Company, A. H. Belo had approximately 2,980 full-time and 480 part-time employees. The Company completed a reduction-in-force on October 24 in order to achieve additional savings. The reduction-in-force affected approximately 90 employees and cost $2.4 million, which will be recorded in the fourth quarter. The combined workforce reductions will result in savings of approximately $29 million on an annualized basis.
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A. H. Belo Third Quarter Financial Results
October 31, 2008
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Third Quarter Highlights
     Total revenue decreased 15 percent in the third quarter versus the prior year. Advertising revenue, including print and Internet revenue, was down 22 percent, driven primarily by declines in classified revenue at The Dallas Morning News and The Press-Enterprise.
     For the third consecutive quarter, the year-over-year percent decline in The Press-Enterprise’s advertising revenues, including print and Internet, improved. The percent decline in The Press-Enterprise’s advertising revenues improved 300 basis points from the second quarter to the third quarter. The Press-Enterprise experienced a 29 percent increase in part-run revenue and an 8 percent increase in national revenue over the prior year.
     AHC’s Internet revenues accounted for 7.4 percent of total revenues in the quarter. Internet revenues were $11.4 million, 19 percent below the same period last year. Circulation revenue increased 12 percent.
     In the third quarter, despite having incurred over $11 million in expenses for the voluntary severance offer, AHC reduced total consolidated operating expenses by $2.0 million or 1.2 percent over the same period last year. This decrease included a $4.8 million decline in outside services expense, a $1.8 million decline in advertising and promotion expense and a $0.8 million decline in newsprint expense. Excluding voluntary severance costs, total operating expense at all three major newspapers declined in the third quarter.
Corporate & Non-Operating Company Results
     Corporate and non-operating company expenses declined more than $3 million versus the same period last year. The decline was due primarily to a drop in outside
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A. H. Belo Third Quarter Financial Results
October 31, 2008
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services. The 2007 corporate and non-operating company expenses are based on an estimate of allocated amounts since AHC did not become a separate public company until February 8, 2008 when AHC was spun off from Belo Corp. AHC’s 2007 historical financial information reflects allocations for services historically provided by Belo Corp., and these allocated costs may be different from the actual costs AHC will incur for these services in the future as a separate public company, including with respect to actual services provided to AHC by Belo Corp. under a services agreement and other agreements. In some instances, the costs incurred for these services as a separate public company may be higher than the share of total Belo Corp. expenses allocated to AHC historically.
Non-GAAP Financial Measures
     Reconciliations of consolidated and newspaper EBITDA to net loss are included as exhibits to this release.
Financial Results Conference Call
     AHC will conduct a conference call today at 10:00 a.m. CDT to discuss financial and strategic results. The conference call will be available via Webcast by accessing the Company’s Web site (www.ahbelo.com/invest) or by dialing 1-800-230-1092 (USA) or 612-288-0340 (International). A replay line will be available at 800-475-6701 (USA) or 320-365-3844 (International) from 12:00 p.m. CDT on October 31 until 11:59 p.m. CST on November 7, 2008. The access code for the replay is 963236.
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A. H. Belo Third Quarter Financial Results
October 31, 2008
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About A. H. Belo Corporation
     A. H. Belo Corporation (NYSE: AHC) headquartered in Dallas, Texas, is a distinguished news and information company that owns and operates four daily newspapers and a diverse group of Web sites. A. H. Belo publishes The Dallas Morning News, Texas’ leading newspaper and winner of eight Pulitzer Prizes since 1986; The Providence Journal, the oldest continuously-published daily newspaper in the U.S. and winner of four Pulitzer Prizes; The Press-Enterprise (Riverside, CA), serving southern California’s Inland Empire region and winner of one Pulitzer Prize; and the Denton Record-Chronicle. The Company publishes various specialty publications targeting niche audiences, young adults and the fast-growing Hispanic market. The Company’s partnerships and/or investments include the Yahoo! Newspaper Consortium and Classified Ventures, owner of cars.com. A. H. Belo also owns direct mail and commercial printing businesses. Additional information is available at www.ahbelo.com or by contacting Maribel Correa, director/Investor Relations, at 214-977-2702.
Statements in this communication concerning A. H. Belo Corporation’s (the “Company’s”) business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, future financings, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
Such risks, uncertainties and factors include, but are not limited to, changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates, and newsprint prices; newspaper circulation trends and other circulation matters, including changes in readership patterns and demography, and audits and related actions by the Audit Bureau of Circulations; challenges in achieving expense reduction goals, and on schedule, and resulting potential effects on operations; technological changes; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; general economic conditions; significant armed conflict; and other factors beyond our control, as well as other risks described on Form 10-K and other public disclosures and filings with the Securities and Exchange Commission.

A. H. Belo Corporation
Consolidated Statements of Operations

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands, except per share amounts (unaudited)	2008	2007	2008	2007
Net operating revenues
Advertising	$114,811	$147,511	$364,575	$447,160
Circulation	31,563	28,210	90,943	83,721
Other	7,459	6,219	21,757	19,048

Total net operating revenues	153,833	181,940	477,275	549,929

Operating Costs and Expenses
Salaries, wages and employee benefits	77,804	72,840	220,909	220,631
Other production, distribution and operating costs	60,768	66,243	182,682	192,312
Newsprint, ink and other supplies	23,523	25,037	70,230	77,712
Impairment on printing press	4,535	—	4,535	—
Depreciation	10,962	11,142	35,414	33,854
Amortization	1,625	1,624	4,875	4,874

Total operating costs and expenses	179,217	176,886	518,645	529,383

Earnings (loss) from operations	(25,384)	5,054	(41,370)	20,546

Other income and expense
Interest expense	(52)	(8,768)	(3,283)	(26,547)
Other income (expense), net	(25)	530	1,237	3,312

Total other income and expense	(77)	(8,238)	(2,046)	(23,235)

Earnings
Loss before income taxes	(25,461)	(3,184)	(43,416)	(2,689)
Income tax (benefit) expense	(8,203)	3,097	(14,243)	688

Net loss	$(17,258)	$(6,281)	$(29,173)	$(3,377)

Net loss per share
Basic and Diluted	$(.84)	$(.31)	$(1.42)	$(.17)

Average shares outstanding
Basic and Diluted	20,479	20,452	20,477	20,452

Cash dividends declared per share	$0.375	$—	$0.625	$—

A. H. Belo Corporation
Condensed Consolidated Balance Sheets

	September 30,	December 31,
In thousands	2008	2007
	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$17,712	$6,874
Accounts receivable, net	66,289	90,792
Other current assets	38,408	24,353

Total current assets	122,409	122,019

Property, plant and equipment, net	264,290	307,788
Intangible assets, net	155,219	160,093
Other assets	46,497	29,810

Total assets	$588,416	$619,710

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of long term debt	$10,000	$—
Accounts payable	28,907	25,384
Accrued expenses	42,194	32,550
Other current liabilities	32,323	62,468

Total current liabilities	113,424	120,402

Long-term debt	—	378,916
Deferred income taxes	19,888	19,189
Other liabilities	13,511	14,263
Total shareholders’ equity	441,593	86,940

Total liabilities and shareholders’ equity	$588,416	$619,710

A. H. Belo Corporation
Consolidated EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands (unaudited)	2008	2007	2008	2007

Consolidated EBITDA (1)	$(12,822)	$18,350	$156	$62,586
Depreciation and Amortization	(12,587)	(12,766)	(40,289)	(38,728)
Interest Expense	(52)	(8,768)	(3,283)	(26,547)
Income Tax Benefit (Expense)	8,203	(3,097)	14,243	(688)

Net Loss	$(17,258)	$(6,281)	$(29,173)	$(3,377)

A. H. Belo Corporation
Newspaper EBITDA

	Three months ended		Nine months ended
	September 30,		September 30,
In thousands (unaudited)	2008	2007	2008	2007

Newspaper EBITDA (1)	$(3,067)	$30,667	$30,667	$97,875
Corporate & Non-Operating Company Expenses	(9,730)	(12,847)	(31,748)	(38,601)
Other Income (Expense), net	(25)	530	1,237	3,312
Depreciation and Amortization	(12,587)	(12,766)	(40,289)	(38,728)
Interest Expense	(52)	(8,768)	(3,283)	(26,547)
Income Tax Benefit (Expense)	8,203	(3,097)	14,243	(688)

Net Loss	$(17,258)	$(6,281)	$(29,173)	$(3,377)

Note 1: The Company defines Consolidated EBITDA as net earnings before interest expense, income taxes, depreciation and amortization and Newspaper EBITDA as net earnings before corporate and non-operating company expenses, other income net, interest expense, income taxes, depreciation and amortization. Neither Consolidated EBITDA nor Newspaper EBITDA is a measure of financial performance under accounting principles generally accepted in the United States. Management uses both measures in internal analyses as a supplemental measure of the financial performance of the Company to assist it with determining bonus achievement, performance comparisons against its peer group of companies, as well as capital spending and other investing decisions. They are also common alternative measures of performance used by investors, financial analysts, and rating agencies to evaluate financial performance. Neither Consolidated EBITDA nor Newspaper EBITDA should be considered in isolation or as a substitute for cash flows provided by operating activities or other income or cash flow data prepared in accordance with U.S. GAAP and this non-GAAP measure may not be comparable to similarly titled measures of other companies.